EXHIBIT 2.1


                              ACQUISITION AGREEMENT


         THIS ACQUISITION AGREEMENT (the "Agreement") is made as of the 21st day of June, 1996, by and among CHRONIMED HOLDINGS INC. a Minnesota corporation (the "Buyer"), each of the companies listed on Schedule I attached hereto (each, a "Company" and collectively, the "Companies") and Phillip D. Short (the "Representative"; hereinafter the Companies and the Representative are sometimes collectively referred to as "Seller"), who owns all or substantially all of the issued and outstanding capital stock or limited liability company interests, as the case may be, of each of the Companies, as described on Schedule I.

                                   WITNESSETH:

         WHEREAS, the Buyer desires to purchase, and the Companies and the Representative desire to sell, the assets and business of the Companies for the consideration set forth below, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

         1. DEFINITIONS. As used herein, the following terms shall have the meanings set forth below, and where said meanings are intended, said terms shall be capitalized. Any reference to an asset or item of or owned by "the Companies" shall be deemed to include every such asset and item of or owned by each Company. The terms are:

                  1.1 "BUSINESS" shall mean the Companies' business of operating pharmacies and selling pharmaceutical and other medical products and services to patients, including but not limited to the Companies' business in the area of HIV and AIDS, but shall not include the business of viatical settlements or the repackaging of biotech drugs for sale to retailers.

                  1.2 "INVENTORY" shall mean all of the Companies' inventory and supplies.

                  1.3 "RECEIVABLES" shall mean the Companies' accounts receivable arising from sales of merchandise or services to customers in the ordinary course of the Companies' business.

                  1.4 "EQUIPMENT" means all of the Companies' tangible assets, other than the Inventory, including but not limited to furniture, machinery, equipment, computers and the software utilized therewith, and vehicles, specifically including but not limited to the items listed on Schedule 1.4.

                  1.5 "CASH" shall mean the Companies' cash and cash equivalents, including but not limited to amounts on deposit at financial institutions and investments owned by the Companies.

                  1.6 "CONTRACTS" shall mean all of Companies' right, title and interest in and to all contracts, leases, commitments and agreements which relate to the Assets or the Business, all of which (other than those which are not material to the Companies and which can be terminated upon less than ninety
(90) days notice without further liability of the Companies) are listed on Schedules 3.10 and 3.13 attached hereto.

                  1.7 "ORDERS" shall mean all the Companies' orders from customers.

                  1.8 "PERMITS" shall mean all licenses, permits, franchises, approvals and authorizations by governmental authorities or third parties (including NABP numbers) held by the Companies.

                  1.9 "BOOKS AND RECORDS" shall mean all of the Companies' books and records relating to the Assets or the Business (other than the Companies' tax returns) including without limitation, lists of customers and suppliers, and records with respect to pricing, volume, payment history, cost, inventory, machinery and equipment, mailing lists, distribution and customer lists, sales, purchasing and materials, and including any such records which are maintained on computer.

                  1.10 "INTELLECTUAL PROPERTY RIGHTS" shall mean all patents, copyrights, trademarks, trade names, trade secrets, and knowhow utilized by the Companies, whether or not registered, including but not limited to all the Companies' right, title and interest to their respective names, including but not limited to "Statscript".

                  1.11 "GOODWILL" shall mean all goodwill and Business of the Companies.

                  1.12 "ASSETS" shall mean all of the assets, properties and rights of the Companies, including but not limited to the Business, Inventory, Equipment, Contracts, Orders, Permits, Books and Records, Cash, Intellectual Property Rights, and Goodwill.

         2. PURCHASE AND SALE OF THE ASSETS.

                  2.1 PURCHASE OF THE ASSETS FROM THE COMPANIES. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), each Company shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Company, all of the Assets owned by such Company. At the Closing each Company shall deliver instruments of conveyance conveying the Assets to Buyer.

                  2.2 FURTHER ASSURANCES. From time to time after the Closing, at the Buyer's request and without further consideration, each of the Companies shall promptly execute and deliver such instruments of sale, transfer, conveyance and assignment, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer all of the Assets.

                  2.3 PURCHASE PRICE FOR THE ASSETS.

                           (a) The purchase price to be paid by the Buyer for the Assets shall be (i) Ten Million Two Hundred Fifty Thousand Dollars ($10,250,000) (the "Initial Payment") plus, (ii) if and to the extent earned, the contingent payment (the "Contingent Payment") provided for in Section 2.4 hereof. (Hereinafter the Initial Payment plus the Contingent Payment are sometimes collectively referred to as the "Purchase Price"). The Initial Payment shall be payable in the manner described in paragraph (b) of this Section 2.3. The Purchase Price shall be allocated among the Companies as will be agreed to by the Companies and as to the stockholders of Stat Script, Inc. will be set forth on Schedule II to be delivered to the Buyer prior to the Closing.

                           (b) At the Closing, the Buyer shall deliver, in the manner provided in Section 2.8, to the Representative (as defined in Section 2.7 hereof), the Initial Payment in full by wire transfer of immediately available funds to account(s) designated by the Representative, for distribution to the Companies by the Representative in the amount set forth opposite each such Company's name on Schedule II.

                           (c) If any amount has been paid to employees or paid or distributed to the shareholders or members of the Companies, including the Representative, in excess of the amounts permitted under the provisions of Section 3.4(c), the excess amount paid or distributed shall be credited, dollar for dollar, against the Initial Payment. If any amounts are determined to have been paid or distributed in excess of the amounts permitted under Section 3.4(c) after the Closing Date, so that credit against the Initial Payment was not possible, the amount thereof shall be immediately due from Seller to Buyer. This indemnification is unlimited as to amount; therefore the $150,000 deductible and the $500,000 cap on indemnification provided in Section
         9.1 shall not apply to any payments required under this subsection 2.3(c), nor shall any payment made pursuant to this subsection 2.3(c) count against either the $150,000 deductible or the $500,000 cap set forth in Section 9.1.

                  2.4 CONTINGENT PAYMENT.

                           (a) The Contingent Payment shall be, if and to the extent earned, an amount up to but not in excess of $2,250,000. The amount of the Contingent Payment shall be determined based on the Revenues, as defined below. The amount of the Contingent Payment shall be determined as follows:

                                    (i) If the Revenues are less than or equal
                  to $17,000,000, the Contingent Payment will be zero;

                                    (ii) If the Revenues are more than
                  $17,000,000, the Contingent Payment shall be an amount equal to (A) the Revenues, less (B) $17,000,000; provided, however, that in no event shall the Contingent Payment exceed $2,250,000.

         For purposes of this section, "Revenues" shall mean the aggregate of the gross revenues earned by the nine pharmacies presently operated by Seller, during Buyer's fiscal year which commences June 29, 1996, and ends June 27, 1997, determined on an accrual basis and net of returns, bad debts, discounts, adjustments/write-offs, and payor allowances; provided that in determining Revenues--except that an allowance will be determined in accordance with generally accepted accounting principles to provide for the estimated nonpayment of co-payments billed in connection with the co-pay billing practices instituted by the Companies--Buyer will not change current practices of Seller in determining Revenues or adopt new practices, which in either case would change the manner in which Revenues are currently determined by the Companies in a way that is adverse to Seller. Gross revenues from the nine pharmacies shall include (i) revenues from mail order sales, and
         (ii) revenues from sales to patients ("Transferred Patients") of the nine pharmacies whose business is transferred to other pharmacies ("Other Buyer Pharmacies") operated by Buyer, by Buyer's parent company, Chronimed Inc. or by any subsidiaries of Chronimed Inc. from and after the Closing Date; provided, however, that in the case of revenues which are from the sale of prescription drugs for organ transplant patients and which are attributable to any of the nine pharmacies other than Fort Lauderdale, Miami, or Kansas City, only fifty percent (50%) of such revenues shall be included in gross revenues in accordance with the foregoing provisions.

                  During Buyer's above-referenced fiscal year, Buyer shall operate the nine pharmacies in the ordinary course of business, subject to the exercise of Buyer's reasonable business judgment. If in the exercise of Buyer's reasonable business judgment, Buyer closes or moves a pharmacy or materially alters its operations (including the transfer of a pharmacist from one of the nine pharmacies to an Other Buyer Pharmacy) in a way that reduces the patients it serves, it is understood that any patients of such pharmacy who are affected by such actions and who thereafter become a patient of an Other Buyer Pharmacy shall be deemed to be Transferred Patients under the foregoing provisions, regardless of whether a formal transfer has occurred. Buyer will notify Representative when a pharmacy is closed or moved or a pharmacist transferred or (on a quarterly basis) when a patient is changed to a mail-order basis or is transferred to another pharmacy of Buyer.

                           (b) Unless payment is delayed pending final determination of the amount of Revenues pursuant to the provisions set forth below, payment of the Contingent Payment, if any, shall be made by September 30, 1997. Where a payment is delayed under the procedures set forth below, payment shall be made within ten (10) days after the amount of Revenues and, correspondingly, the amount of the Contingent Payment, if any, is finally determined. Payment shall be made in cash, by cashier's or certified check, or by wire transfer of immediately available funds to an account designated by the Representative, to be distributed by Representative among the Companies as agreed by the Companies.

                           (c) The determination of Revenues for purposes of this section shall be made by Buyer, with a representative of Seller having the right to participate in such determination at the election of Representative. For purposes of verifying the determination of Revenues, Representative shall have the right, at his election, to audit the determination of the amount of Revenues, with such audit, if any, to be scheduled at a mutually convenient time and location. Buyer shall provide the Representative or his agent reasonable assistance in the conduct of such audit, including providing access to books and records relevant to the conduct of such audit and providing a reasonable location in which to perform the audit. Seller shall be responsible for the cost of such audit; provided, however, that if such audit reveals a shortfall in the amount of the Revenues which was more than three percent (3%) of the correct total of Revenues, then Buyer shall be responsible for the cost of such audit.

                           (d) Buyer shall deliver to the Representative monthly reports showing the amount of Revenues in the same form as the monthly reports currently used by the Companies. If Representative finds matters revealed in such reports to which Representative objects or which Representative believes are not in compliance with the provisions of this Section 2.4, Representative shall use all reasonable efforts to notify Buyer of Representative's objections, and the parties shall use reasonable efforts to resolve such objections. It is understood, however, that failure to take such action shall not impair or reduce the Representative's rights under subparts (c) and (e) hereof.

                           (e) Buyer shall deliver a report of its determination of the amount of Revenues to the Representative by August 31, 1997. Representative shall have fifteen (15) days after the delivery of such report to advise Buyer of whether or not Representative agrees with the determination. If no notice of disagreement is delivered within said period (or if at any time, Representative indicates in writing that he agrees with the determination), then such determination shall be final. If Representative disagrees with such determination, Representative shall have the right, at his election, to exercise the audit rights referred to above.

                  After completion of such audit, if Representative elects to carry out the audit, or if no audit is conducted, commencing ten (10) days after Representative has delivered his notice of disagreement, Representative and Buyer shall first endeavor for a period of fifteen
         (15) days to reach agreement as to the amount of the Contingent Payment. In the event that Representative and Buyer are unable to reach agreement as to such amount, then a certified public accounting firm which has not previously provided services to Buyer or its parent company, Chronimed Inc., or to any other subsidiaries or affiliates of Chronimed Inc., or to Representative or any of the Companies shall be designated by the parties to resolve such dispute. Unless another firm is agreed to by Buyer and Representative, said accounting firm shall be a "Big Six" firm which satisfies the requirements set forth above. If Buyer and the Representative cannot agree on a Big Six firm, they shall ask their respective accounting firms to agree upon a Big Six firm, and the parties shall be deemed to have agreed upon that firm. The firm thus designated shall have sixty (60) days to complete its determination. The determination made by such firm shall be final for all purposes. The costs charged by such firm shall be borne equally by Buyer and Seller, unless there is a shortfall in the amount of Revenues of more than three percent (3%) in which case the Buyer shall pay all of such costs.

                           (f) The Contingent Payment shall be due only if, and to the extent that Revenues are actually achieved in excess of $17,000,000. If, and to the extent that, Revenues in excess of said amount are not achieved--for whatsoever reason--there will be no obligation to pay Seller the Contingent Payment, and Seller specifically acknowledges and agrees that it has no basis for any claim for a Contingent Payment except to the extent that Revenues in excess of $17,000,000 are in fact achieved as determined in accordance with this Section 2.4.

                  2.5 ASSUMPTION OF SPECIFIED LIABILITIES. On the Closing Date, Buyer shall assume (the "Assumed Liabilities") (a) the liabilities of the Companies as shown on the unaudited consolidated balance sheet of the Companies dated as of May 31, 1996 (the "Pre-Closing Balance Sheet"), which Pre-Closing Balance Sheet may include certain accounting adjustments recommended by Ernst & Young and agreed to by the parties, (b) the liabilities which have arisen in the ordinary course of business of the Companies (none of which, individually or in the aggregate, shall have a material adverse effect on the Companies taken as a whole, it being understood that amounts due to McKesson for purchases in the ordinary course will not be deemed to have a material adverse effect) from the date of the Pre-Closing Balance Sheet through the close of business of the day immediately preceding the Closing Date, and (c) liabilities arising under Contracts acquired by Buyer, but only with respect to actions and transactions occurring under said acquired Contracts from and after the Closing Date (the "Post-Closing Contract Liabilities"). (To the extent that the liabilities assumed under clause (b) include reasonable and proper business expenses incurred by the Representative after the date of the Pre-Closing Balance Sheet, it is understood that such expenses shall constitute a liability assumed by Buyer under clause (b) for which the Representative may seek payment from Buyer.)

         Except for the Assumed Liabilities specified above, Purchaser shall not assume or become liable for any liabilities of the Companies. Without limiting the generality of the foregoing, it is specifically understood and agreed that although Purchaser is contemplating hiring all of the employees of the Companies other than the Representative, the Companies shall be responsible for any and all liabilities and obligations owed to their employees through the day immediately preceding the Closing Date, including but not limited to any termination payments, vacation pay for vacation taken prior to the Closing Date, unpaid wages, including those for the current week, and otherwise. All such obligations of the Companies to employees shall be satisfied, or arrangements for the satisfaction thereof acceptable to Buyer shall be made, on or before the Closing Date.

                  2.6 REPRESENTATIVE.

                           (a) The Companies hereby designate Phillip D. Short as their representative (the "Representative") for the purposes of receiving and distributing the Purchase Price, waiver of any condition to the obligations of the Companies to consummate the transactions contemplated hereby, defense and settlement of any claims hereunder, and to otherwise administer the performance of this Agreement on their behalf.

                           (b) All decisions and actions by the Representative relating to this Agreement and the consummation of the transactions contemplated hereby shall be binding upon all of the Companies, and, as between the Companies and the Representative, none of the Companies shall have the right to object, dissent, protest or otherwise contest the same, unless such action or decision is the result of fraud or willful breach of this Agreement by the Representative. In any event, Buyer shall be entitled to rely on all decisions, actions, and agreements made or taken by the Representative relating to this Agreement in all cases.

                           (c) All fees and expenses incurred by the Representative shall be paid by the Companies in proportion to their allocations as agreed upon by the Companies.

                  2.7 CLOSING; EFFECTIVE TIME. Unless otherwise mutually agreed upon in writing by the parties, the provisions of this Section 2.7 shall govern the timing and conduct of the Closing and the effective time of the transactions contemplated hereby.

         The Closing shall take place at the offices of Blackwell Sanders Matheny Weary & Lombardi L.C. commencing at 10:00 am., local time, on July 1, 1996. At the Closing, the parties shall execute all documents required for Closing and take all other actions required in connection with the Closing.

         The transfer of the Assets by the Companies to the Buyer shall be deemed to occur at the opening of business on July 1, 1996.

         3. REPRESENTATIONS OF THE REPRESENTATIVE AND THE COMPANIES REGARDING THE COMPANIES. Each of the Representative and the Companies, jointly and severally, represents and warrants to the Buyer that:

                  3.1 ORGANIZATION. Each Company is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state set forth on Schedule I, and has all requisite power and authority to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Each Company is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where failure to qualify would not have a material adverse effect on such Company. Certified copies of the Articles of Incorporation and Bylaws or Articles of Organization and Operating Agreement of each Company, as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date of such delivery to the Buyer.

                  3.2 CAPITALIZATION OF THE COMPANIES. Each Company's capitalization is as set forth on Schedule I. Ownership of the shares and LLC interests by the stockholders and members of the Companies is as set forth on
Schedule I.

                  3.3 AUTHORIZATION. The execution and delivery by the respective Companies of this Agreement, and the consummation by the Companies of all transactions contemplated hereby, have been duly authorized by all requisite corporate or company action. This Agreement has been duly executed by each Company and the Representative. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which each Company or the Representative is a party constitute the valid and legally binding obligations of the Companies and the Representative, enforceable against them in accordance with their respective terms.

         The execution, delivery and performance by the respective Companies and the Representative of this Agreement, and the consummation by the respective Companies and the Representative of the transactions contemplated hereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of the Articles of Incorporation or Bylaws or Articles of Organization or Operating Agreements of any of the Companies; (b) violate any judgment, decree, order or award of any court, governmental body or arbitrator to which any of the Companies or the Representative is a party or by which it or he is bound, or (c) conflict with or result in the breach or termination of any material term or provision of, or constitute a material default under, or cause the creation of any lien, charge or other encumbrance upon the properties or assets of any of the Companies pursuant to any indenture, mortgage, deed of trust or other instrument or agreement to which any of the Companies is a party or by which any of the Companies or their properties are bound. Each of the Companies and the Representative has or will have prior to the Closing Date the full right, power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

         Except as set forth in Section 13 hereof, no broker or finder has acted for the Companies or the Representative in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finders' fee or other commission in respect to such transactions based on agreements, arrangements or understandings made by or on behalf of the Companies or the Representative.

                  3.3A. TITLE. Except as set forth on Schedule 3.3A, each Company has good and marketable title to the Assets which are to be transferred to the Buyer by such Company pursuant hereto, free and clear of any and all covenants, conditions, restrictions, liens, charges, encumbrances, options and adverse claims. At the Closing, Buyer will acquire good and marketable title to all the Assets, and each Company will convey good and marketable title to the Assets which are to be transferred to the Buyer by such Company pursuant hereto, free and clear of any and all covenants, conditions, restrictions, liens, charges, encumbrances, options and adverse claims.

                  3.4 FINANCIAL STATEMENTS; RESTRICTION ON DISTRIBUTIONS.

                           (a) The Representative has previously delivered to the Buyer the audited consolidated balance sheet of the Companies as of December 31, 1995 (the "Audited Balance Sheet") and the related statements of income, owners' equity, retained earnings and changes in financial condition of the Companies for the fiscal year then ended (collectively, the "Audited Financial Statements"). The Representative has also previously delivered to the Buyer the unaudited consolidated balance sheet of the Companies as of April 30, 1996, and the related statements of income, retained earnings and changes in financial condition of the Companies for the 4-month period then ended (the "Interim Financial Statements"). The Audited Financial Statements and the Interim Financial Statements are referred to collectively herein as the "Financial Statements". The Audited Financial Statements have been prepared in accordance with generally accepted accounting principles applied consistently with past practices. The Interim Financial Statements have been prepared consistently with past practices.

                           (b) The Financial Statements fairly present, as of their respective dates, the financial condition, retained earnings, assets and liabilities of the Companies and the results of operations of the Companies' business for the periods indicated, except for taxes not yet due.

                           (c) Since the date of the Audited Balance Sheet there have not been, and through the Closing Date, there will not be, (i) any payments to or for employees of bonuses, incentive payments, profit sharing or other payments other than payment of regular compensation, reimbursement of reasonable business expenses incurred in the ordinary course of business, and contributions to and distributions from the Companies' 401(k) and Profit Sharing Plan (the "Plan") at rates consistent with 1995 in the case of contributions, and in accordance with the terms of the Plan in the case of distributions ("Normal Profit Sharing Contributions and Distributions"), or (ii) any payments, dividends or distributions of any kind to the shareholders or members of the Companies, or to the shareholders and members of any company now or previously under common control with the Companies or which operated a Statscript Pharmacy, in each case including but not limited to the Representative, except only for (A) payment of regular compensation (but not bonuses, incentive compensation or profit sharing other than Normal Profit Sharing Contributions and Distributions) to shareholders or members who are employees of any of the Companies in the ordinary course of business in amounts consistent with regular compensation paid in 1995, (B) reimbursement of reasonable business expenses incurred in the ordinary course of business, and (C) payments and distributions specifically permitted on Schedule 3.4. Notwithstanding the foregoing, where Seller advises Buyer before Closing of a distribution or payment which has been made which would otherwise be in violation of this
         Section 3.4(c) without such notification, and the reduction in Purchase Price provided for in Section 2.3(c) is made at the time of Closing, no breach of the warranty in this Section 3.4(c) shall be deemed to occur;
         Schedule 3.4 sets forth, as of the date of this Agreement any such distributions or payments which have occurred and specifies the amount of reduction in Purchase Price to be made with respect to such distribution or payment.

                  3.5 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent (a) reflected and reserved against in the Financial Statements or Pre-Closing Balance Sheet, (b) set forth on Schedule 3.5 attached hereto, or (c) incurred in the ordinary course of business after the date of the Interim Financial Statements or Pre-Closing Balance Sheet, to the knowledge of the Representative, the Companies, taken as a whole, do not have any material liability or obligation, secured or unsecured, whether accrued, absolute or contingent.

                  3.6 LITIGATION. Except as set forth on Schedule 3.6 attached hereto, there is no action, suit or proceeding to which any of the Companies is a party (either as a plaintiff or defendant) pending or, to the knowledge of the Representative and the Companies, threatened before any court or governmental agency, and, to the knowledge of the Representative and the Companies, there is no basis for any such action, suit or proceeding.

                  3.7 INSURANCE. Schedule 3.7 attached hereto sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers' compensation, business interruption and automobile and other insurance policies maintained by the Companies as of the date hereof.

                  3.8 PERSONAL PROPERTY. Except as disclosed in Schedule 3.8:

                           (a) The respective Companies each have good and marketable title to each item of tangible personal property used in their business (collectively "Personal Property"), including the Inventory and Equipment, free and clear of all liens and encumbrances, except for liens, if any, for personal property taxes not due; and

                           (b) The Personal Property is in good operating condition and repair, normal wear and tear excepted, is currently used by the relevant Company in the ordinary course of its business and normal maintenance has been consistently performed with respect to the Personal Property.

                  3.9 TRADEMARKS, TRADE NAMES AND OTHER INTELLECTUAL PROPERTY. None of the Companies owns or uses or has used in its Business any registered patents, registered copyrights, or registered trademarks or material unregistered trademarks or material trade names, or any applications for registration of patents, copyrights or trademarks, except that the Companies use the trade name and unregistered trademark "Statscript" in connection with their Business, and have the right and authority to "Statscript" in connection with the conduct of their Business in the manner presently conducted. To the knowledge of the Companies and the Representative, such use of "Statscript" does not conflict with, infringe upon or violate any rights of any other person, corporation or entity and each Company's operations, activities and services do not infringe any patent, trademark, trade name, copyright, trade secret or other property right of a third party.

                  3.10 LEASES; NO OWNED REAL PROPERTY. Schedule 3.10 attached hereto sets forth (a) a true, correct and complete list as of the date hereof of all leases of real property to which any of the Companies is a party (collectively, the "Leases"). True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Representative to the Buyer. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms and, except as set forth on
Schedule 3.10, have not been modified or amended since the date of delivery to the Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder and that such default remains uncured. Except as set forth on Schedule 3.10, there has not occurred any event which would constitute a material breach of or material default in the performance of any covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a material breach or material default.

         None of the Companies owns, and none of the Companies has ever owned, any real property.

                  3.11 TAX MATTERS.

                           (a) Except as set forth on Schedule 3.11 attached hereto:

                                    (i) Within the times and in the manner
                  prescribed by law, each of the Companies has filed all federal, state and local tax returns which are required to be filed through the Closing Date;

                                    (ii) Each of the Companies has paid all
                  taxes, interest, penalties, assessments and deficiencies which have become due or which have been claimed to be due, including without limitation income, franchise, sales and withholding taxes and other employee benefits and taxes;

                                    (iii) To the knowledge of the Representative
                  and the Companies, all tax returns filed by the respective Companies for the taxable years 1986 through 1994 constitute complete and accurate representations of the respective tax liabilities of the Companies for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to their future tax liabilities, including the tax bases of their properties and assets. 1995 tax returns have not been filed;

                                    (iv) None of the Companies has waived or
                  extended any applicable statute of limitations relating to the assessment and of federal, state, local or foreign taxes; and

                                    (v) To the knowledge of the Representative
                  and the Companies, no examinations of the federal, state, local or foreign tax returns of any of the Companies is currently in progress or threatened, and no deficiencies have been asserted or assessed against any of the Companies as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

                           (b) Schedule 3.11 sets forth those taxable years for which the tax returns of any of the Companies have been reviewed or audited by applicable federal, state, local and foreign taxing authorities and those tax years for which said tax returns have received clearances or other indications of approval from applicable federal, state, local and foreign taxing authorities.

                  3.12 BOOKS AND RECORDS. The general ledgers and books of account of the respective Companies and all federal, state and local income, franchise, property and other tax returns filed by the respective Companies are in all material respects complete and correct and have been maintained in the ordinary course of business.

                  3.13 CONTRACTS AND COMMITMENTS.

                           (a) Schedule 3.13 attached hereto contains a true, complete and correct list of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

                                    (i) All loan agreements, indentures,
                  mortgages and guaranties to which any of the Companies is a party or by which any of the Companies or their properties are bound;

                                    (ii) All pledges, security agreements,
                  equipment obligations, material personal property leases and material lease purchase agreements to which any of the Companies is a party or by which any of the Companies or their properties are bound;

                                    (iii) All contracts, agreements,
                  commitments, purchase orders or other understandings or arrangements to which any of the Companies is a party or by which any of the Companies or their properties are bound which involve payments or receipts by the Company of more than $2,000 per year in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto;

                                    (iv) All collective bargaining agreements,
                  employment or consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which any of the Companies is a party or by which any of the Companies or their property is bound;

                                    (v) All contracts and agreements between any
                  of the Companies and any of the stockholders or members or their Affiliates (as defined herein);

                                    (vi) All material leases of personal
                  property, whether operating, capital or otherwise, under which any of the Companies is lessor or lessee;

                                    (vii) All licenses or franchise agreements
                  to which any of the Companies is a party or by which any of the Companies is bound, whether as licensor or licensee or franchisor or franchisee, including involving intellectual property, and any distributor, dealership or sales agency contract, agreement or understanding to which any of the Companies is a party or by which any of the Companies is bound;

                                    (viii) Contract or agreement granting any
                  person a right to use any property or property right of any of the Companies;

                                    (ix) All construction contracts to which any
                  of the Companies is a party or by which any of the Companies is bound;

                                    (x) All joint venture contracts or
                  partnerships or arrangements or other agreements involving the sharing of profits to which any of the Companies is a party or by which any of the Companies is bound;

                                    (xi) Any other material agreements or
                  contracts entered into by any of the Companies.

                           (b) Except as set forth on Schedule 3.13:

                                    (i) Each Contract is a valid and binding
                  agreement of the relevant Company enforceable against such Company in accordance with its terms;

                                    (ii) The relevant Company has fulfilled all
                  material obligations required pursuant to the Contracts to have been performed by such Company on its part prior to the date hereof; and

                                    (iii) The relevant Company, and to the
                  knowledge of the Companies and the Representative, the other party or parties thereto, is not in material breach of or material default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a material breach or material default, result in a material loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto.

                           (c) True, correct and complete copies of all Contracts have previously been delivered by the Companies or the Representative to the Buyer.

                  3.14 COMPLIANCE WITH AGREEMENTS AND LAWS. Each Company has all material licenses, permits and certificates from federal, state and local authorities necessary to conduct their respective businesses and own and operate their respective assets (collectively, the "Permits"). Schedule 3.14 attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by the Companies or the Representative to the Buyer. None of the Companies is in material violation of any law, regulation or ordinance relating to its business or properties.

                  3.15 EMPLOYEE RELATIONS.

                           (a) To the knowledge of the Representative and the Companies, each Company is in compliance in all material respects with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. None of the employees of any of the Companies is represented by any labor union, and there is no unfair labor practice complaint against any of the Companies pending or, to the knowledge of the Representative and the Companies, threatened before any federal, state or local agency. To the knowledge of the Representative and the Companies, none of the Companies is currently subject to (i) any threats of strikes or work stoppages, or (ii) any organizational efforts or demands for collective bargaining or any union organization.

                           (b) Schedule 3.15 sets forth a true, correct and complete list of the current payroll of Statscript Management Services, Inc., including the job descriptions and salary ranges for each class of employees, and including any bonuses or incentive compensation paid or accrued since January 1, 1996. Statscript Management Services, Inc., is the only Company with employees.

                  3.16     EMPLOYEE BENEFIT PLANS

                           (a) EMPLOYEES. None of the Companies other than Statscript Management Services, Inc., has or has ever had any employees or maintains, or has maintained in the past, any Employee Plans, as defined below, other than Stat Script, Inc., which had employees and maintained Employee Plans prior to the transfer of such employees and Plans on or about January 1, 1993, to Statscript Management Services, Inc.

                           (b) EMPLOYEE PLANS. Schedule 3.16 attached hereto contains a true, correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements relating to the employees of Statscript Management Services, Inc. (the "Employee Plans").

                           (c) PROHIBITED TRANSACTIONS. None of the Companies nor any of their directors, officers, employees or agents, or any "party in interest" or "disqualified person," as such terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code has, with respect to any Employee Plan, engaged in or been a party to any nonexempt "prohibited transaction," as such term is defined in Section 4975 of the Code or section 406 of ERISA, in connection with which, directly or indirectly, the Buyer or any of is affiliates, directors or employees or any Employee Plan or any related funding medium could be subject to either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

                           (d) COMPLIANCE. With respect to all Employee Plans, the relevant Company is in compliance in all material respects with the requirements prescribed by ERISA and the Code, applicable to such Employee Plans. The relevant Company has in all material respects performed all obligations required to be performed by it under, and is not in material violation in any respect of, any of the Employee Plans.

                           (e) MULTIEMPLOYER PLANS. None of the Companies has ever been obligated to contribute to any "multiemployer plan," as such term is defined in Section 3(37) of ERISA.

                           (f) COPIES OF EMPLOYEE PLANS AND RELATED DOCUMENTS. The Representative or the Companies have previously delivered to the Buyer true, correct and complete copies of all Employee Plans which have been reduced to writing and written descriptions of all Employee Plans which have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such Employee Plans, and the Summary Plan Description and all modifications thereto for each Employee Plan communicated to employees.

                           (g) QUALIFICATIONS. Each Employee Plan and all amendments thereto intended to qualify under Section 401(a) of the Code have been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a) of the Code, and copies of all determination letters with respect to each such Employee Plan have been previously delivered by the Representative or the Companies to the Buyer, and all such Employee Plans have been administered in material compliance with and consistent with all applicable requirements of the Code and ERISA, including, without limitation, all reporting and disclosure requirements.

                           (h) FUNDING STATUS. With respect to each Employee Plan which is a qualified profit-sharing or stock bonus plan, as defined in ERISA, all employer contributions accrued for Plan years ending prior to the Closing Date under the Plan terms and applicable law have been made or reflected as liabilities in the Financial Statements by the relevant Company.

                           (i) CLAIMS AND LITIGATION. There are no threatened or pending claims, suits or other proceedings by present or former employees of any of the Companies or their affiliates, plan participants, beneficiaries or spouses of any of the above, including claims against the assets of any trust, involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries.

                           (j) TRANSFER. The relevant Company shall take any actions as may be necessary or appropriate under all applicable laws and the terms of the Employee Plans of the relevant Company to terminate or otherwise appropriately deal with the Employee Plans after the closing of the transactions provided for herein.

                  3.17 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on Schedule 3.17 attached hereto and except as may be specifically disclosed in the Interim Financial Statements or the Pre-Closing Balance Sheet, since December 31, 1995, none of the Companies has entered into any transaction which is not in the usual and ordinary course of business, including the following:

                           (a) Incurred any material obligation or liability for borrowed money;

                           (b) Discharged or satisfied any material lien or encumbrance or paid any material obligation or liability other than current liabilities reflected in the Interim Financial Statements or Pre-Closing Balance Sheet;

                           (c) Mortgaged, pledged or subjected to lien, charge or other encumbrance any of their respective properties or assets;

                           (d) Sold or purchased, assigned or transferred any of their tangible assets, except for assets disposed of in the ordinary course and inventory sold and purchased in the ordinary course, with purchases of sizable inventories of new drugs on the market deemed to be purchases in the ordinary course;

                           (e) Canceled any debts or claims, except for accounts receivable written off in a manner consistent with past practice;

                           (f) Made any material amendment to or terminated any material Lease or material Contract unless such Lease or Contract was terminated pursuant to its terms, or done any act or omitted to do any act which would cause the material breach of any Lease or Contract;

                           (g) Suffered uninsured losses of personal property in excess of $5,000 aggregate for the Companies taken as a whole;

                           (h) Made any material change in the terms, status or funding condition of any Employee Plan other than normal Profit Sharing Contributions and Distributions;

                           (i) Incurred capital expenditures in excess of $25,000 in the aggregate for the Companies taken as a whole, except for capital expenditures for the new pharmacy in Miami developed in accordance with the Companies' past practices;

                           (j) Made any alteration in the manner of keeping the books, accounts or records of any of the Companies or in the accounting practices therein reflected;

                           (k) Suffered any material adverse change in the consolidated results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of the Companies taken as a whole;

                           (l) Made any payments, dividends or distributions to its stockholders or members other than as permitted in Section 3.4(c);

                           (m) Sold, assigned, licensed or transferred the trade name "Statscript" or any interest therein;

                           (n) Suffered a termination of, or amended, any Permit, except for Permits not necessary for the conduct of a Company's Business;

                           (o) Acquired a significant portion of the assets or stock of any person or business entity.

                  3.18 SUPPLIERS. Schedule 3.18 attached hereto sets forth a true, correct and complete list of (a) the names and addresses of each of the suppliers of the Companies which accounted for a dollar volume of purchases by the Companies in excess of $10,000 for the fiscal year ended December 31, 1995, and (b) the present sole source suppliers of significant drug or medical supplies, designating those sole suppliers with respect to which practical alternative sources of supply are not available on comparable terms and conditions, and indicating the contractual arrangements for continued supply from each such supplier. Except as set forth on Schedule 3.18, the Companies have good relations with all of the suppliers listed on Schedule 3.18. To the knowledge of the Companies and the Representative, those suppliers who are material to the Companies and who provide favorable terms or assistance to the Companies, such as but not limited to extended payment terms, do not intend to cease providing such favorable terms or assistance to the Companies.

                  3.19 BANK ACCOUNTS. Schedule 3.19 attached hereto sets forth a true, correct and complete list of:

                           (a) Each bank, savings and loan or other financial institution in which any of the Companies has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Companies; and

                           (b) The names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility.

                  3.20 POWERS OF ATTORNEY. Except as set forth on Schedule 3.20 attached hereto, none of the Companies has any general or special powers of attorney outstanding (whether as grantor or grantee thereof or has any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, consignor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks endorsed or made in the ordinary course of business.

                  3.21 APPROVALS. All material consents, approvals and authorizations prescribed by any law, rule or regulation or by any third party, including under the Leases, the Contracts and the Permits, which must be obtained or satisfied by any of the Companies and which are necessary for the execution, delivery and performance by the Companies and the Representative of this Agreement, or any documents to be executed and delivered by Companies or the Representative in connection herewith, are set forth on Schedule 3.21 attached hereto. Where designated on Schedule 3.21, such consents, approvals and authorizations have been obtained. In the case of those which have not been obtained, the Companies and the Representative shall use all reasonable efforts to assist Buyer in obtaining such consents, approvals and authorizations prior to the Closing hereunder.

                  3.22 OTHER OPERATIONS. The Representative does not have any significant ownership interest in any corporations or business entities which are engaged in a business substantially similar to that engaged in by the Companies.

                  3.23 INVENTORY. The Inventory reflected on the Interim Financial Statements is valued at the lower of cost or market and has not been written down since the date of said statements. The cost of all such Inventory is determined using the lower of cost (FIFO) or market (net realizable value) method, in a manner which fairly presents the cost of such Inventory.

         The items of Inventory which will be sold to Buyer hereunder will be in good condition and not obsolete. No material amounts of such items will be beyond or close to applicable expiration dates.

                  3.24 RECEIVABLES. Except as disclosed in Schedule 3.24, all receivables of the Companies reflected in the Interim Financial Statements originated in the ordinary course of the Companies' business, and said receivables and the reserve against receivables shown on the Interim Financial Statements have been presented and determined in accordance with past practices. The information provided to Buyer regarding the receivables of the Companies is true, complete, and correct in all material respects.

                  3.25 ASSETS COMPLETE. The Assets which will be acquired by Buyer at Closing include all material assets used in and necessary for the operation of the Business of the Companies, except for assets leased under Leases disclosed herein. All of the Assets are located at the business locations at which the Companies conduct business, which locations are subject to Leases as disclosed herein.

                  3.26 PATIENTS AND PROVIDERS. Except as set forth on Schedule 3.17, to the knowledge the Companies and the Representative, the Companies have, in all material respects, good relations with the patients who are customers of the Companies, and the Companies have good relations with those health care providers who have previously recommended or assisted the Companies in any material way. The Companies and the Representative are not aware of any facts which indicate that any significant portion of the patients or customers of the Companies intend to cease being patients or customers of the Companies, or that any such health care providers' intent to cease their recommendations or assistance.

                  3.27 MATERIAL CHANGE. Since December 31, 1995, there has been no material change in the condition, financial or otherwise of the Companies, the Business or the Assets, except changes occurring in the ordinary course of business, which changes have not materially adversely affected the Assets or the Business. To the knowledge of the Companies and the Representative, there has been no event or occurrence affecting the Companies, the Assets or the Business which may have a material adverse effect upon the Business taken as a whole.

                  3.28 ACCURACY OF MATERIALS. Except as stated on Schedule 3.28, the written materials regarding the Companies, their business and the Assets and matters related thereto previously delivered to Buyer by the Companies, are true, complete and correct in all material respects; provided, however, that it is understood that where any such items include projections regarding future performance then, instead of the foregoing representation, such projections have been prepared in accordance with the Companies' usual custom and practice.

                  3.29 PRICING, ETC. Schedule 3.29 references documents provided to Buyer regarding the Companies' pricing policies and price levels relative to Average Wholesale Price (AWP). Except as stated on Schedule 3.29, such materials are true, complete and correct in all material respects.

                  3.30 CERTAIN BUSINESS. To date, the Companies have not received any revenues from the business of viatical settlements or the repackaging of biotech drugs for sale to retailers.

                  3.31 DISCLOSURE. No representation or warranty made by the Companies or the Representative herein or in any agreements, certificates, or documents delivered in connection with this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading.

         4. REPRESENTATIONS OF THE BUYER. The Buyer represents and warrants to each Company and the Representative as follows:

                  4.1 ORGANIZATION AND AUTHORITY. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite power and authority to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Certified copies of the Articles of Incorporation and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Representative, are complete and correct, and no amendments have been made thereto or have been authorized since the date of such delivery to the Representative.

         Chronimed Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite power and authority to own its properties and to carry on its business as now being conducted. Chronimed Inc. has full power to execute and deliver the Guaranty following the signatures to this Agreement (the "Guaranty"), and to consummate the transactions contemplated hereby and thereby. Certified copies of the Articles of Incorporation and the Bylaws of Chronimed Inc., as amended to date, have been previously delivered to the Representative, are complete and correct, and no amendments have been made thereto or have been authorized since the date of such delivery to the Representative.

                  4.2 CAPITALIZATION OF CHRONIMED INC. On the date hereof, Chronimed Inc.'s authorized capital stock consists of 20,000,000 shares of common stock, $.01 par value, of which 12,452,917 shares were issued and outstanding as of June 6, 1996. All of the outstanding shares of capital stock of Chronimed Inc. have been and on the Closing Date will be duly and validly issued and are, or will be, fully paid and non-assessable.

                  4.3 AUTHORIZATION. The execution and delivery of this Agreement by the Buyer, and the consummation by the Buyer of the transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by the Buyer. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement, and the consummation by the Buyer of the transactions contemplated hereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of the Buyer's Articles of Incorporation or Bylaws; (b) violate any judgment, decree, order or award of any court, governmental body or arbitrator to which the Buyer is a party or by which it is bound, unless such violation would not result in a material adverse effect on the Buyer's ability to perform hereunder; or (c) conflict with or result in the breach or termination of any material term or provision of, or constitute a material default under, or cause the creation of any lien, charge or other encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer is bound, unless such conflict, breach, termination, default or encumbrance would not result in a material adverse effect on the Buyer's ability to perform hereunder.

         The execution and delivery of the Guaranty by Chronimed Inc., and the consummation by Chronimed Inc. of the transactions contemplated thereby, have been duly authorized by all requisite corporate action. The Guaranty has been duly executed by Chronimed Inc. The Guaranty and any other agreements and obligations entered into and undertaken in connection with the transactions contemplated thereby by Chronimed Inc. constitute the valid and legally binding obligations of Chronimed Inc., enforceable against Chronimed Inc. in accordance with their respective terms. The execution, delivery and performance of the Guaranty, and the consummation by Chronimed Inc. of the transactions contemplated thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of Chronimed Inc.'s Articles of Incorporation or Bylaws; (b) violate any judgment, decree, order or award of any court, governmental body or arbitrator to which Chronimed Inc. is a party or by which it is bound, unless such violation would not result in a material adverse effect on Chronimed Inc.'s ability to perform hereunder; or (c) conflict with or result in the breach or termination of any material term or provision of, or constitute a material default under, or cause the creation of any lien, charge or other encumbrance upon the properties or assets of Chronimed Inc. pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which Chronimed Inc. is a party or by which Chronimed Inc. is bound, unless such conflict, breach, termination, default or encumbrance would not result in a material adverse effect on Chronimed Inc.'s ability to perform thereunder.

                  4.4 APPROVALS. Except that this Agreement is subject to approval by the Board of Directors of Chronimed Inc., Buyer's parent corporation, all material consents, approvals and authorizations prescribed by any law, rule or regulation or by any third party which must be obtained or satisfied by the Buyer and which are necessary for the execution and delivery by the Buyer of this Agreement or any documents to be executed and delivered by the Buyer in connection herewith or for the consummation of the transactions contemplated by this Agreements are set forth on Schedule 4.4 attached hereto and have been, or prior to the Closing Date will be, obtained.

                  4.5 ABILITY TO PAY PURCHASE PRICE. The Buyer currently has available cash or cash equivalents in an amount sufficient to allow the Buyer to pay the entire Purchase Price in cash on the Closing Date.

         5. ACCESS TO INFORMATION; PUBLIC ANNOUNCEMENTS.

                  5.1 Access to Management Properties and Records. From the date of this Agreement until the Closing Date, the Representative and the Companies shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer access upon reasonable notice and during normal business hours to key management personnel, offices, properties, books and records of the Companies.

                  5.2 CONFIDENTIALITY.

                           (a) The respective Companies and the Representative have furnished and will continue to furnish the Buyer with certain information which is either non-public, confidential or proprietary in nature. All such information furnished to the Buyer, its directors, officers, employees, agents or representatives, including, without limitation, attorneys, accountants, consultants, potential lenders, investors and financial advisors (collectively "representatives"), by the respective Companies, the Stockholders, the Members, or any of their respective representatives, and all analyses, compilations, data, studies or other documents prepared by the Buyer or its representatives containing or based in whole or in part on any such furnished information or reflecting the Buyer's review of, or interest in, the Companies is hereinafter referred to as "Information."

                           (b) The Buyer hereby agrees to use the Information solely in connection with the consummation of the transactions contemplated by this Agreement and to transmit the Information only to those representatives of the Buyer who need to know the Information in order to assist the Buyer with such purpose.

                           (c) If the Closing does not occur, the Information, and all copies thereof, will be returned by the Buyer, its directors, officers, and employees, without retaining any copies thereof, to the Representative.

                           (d) The restrictions set forth herein shall not apply with respect to any Information or part thereof:

                                    (i) which is in the public domain or known
                  to the relevant industry at the time of disclosure, or becomes such through no fault of Buyer;

                                    (ii) which is known to Buyer at the time of
                  disclosure;

                                    (iii) which becomes known to Buyer from a
                  source other than the Companies or the Representative, provided that such source is not known by Buyer to be bound by a confidentiality agreement with the Companies or the Representative; or

                                    (iv) which is developed by Buyer
                  independently of the Information.

                  5.3 PUBLIC ANNOUNCEMENTS. The parties agree that prior to the Closing Date, any and all public communications concerning this Agreement and the purchase and sale of the Assets by the Buyer, and the timing, manner and content of such disclosures, shall be subject to the mutual agreement of the Companies, the Representative and the Buyer, except that it is understood that Buyer, after first advising Representative, shall be permitted to make such announcements as are required by law or the NASDAQ NMS.

         6. PRE-CLOSING COVENANTS OF THE REPRESENTATIVE AND THE COMPANIES. From and after the date hereof and until the Closing Date:

                  6.1 CONDUCT OF BUSINESS. The Companies shall carry on their business in the ordinary course consistent with past practice. All of the property of the Companies shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

                  6.2 ABSENCE OF MATERIAL CHANGES. Without the prior written consent of the Buyer, the respective Companies shall not:

                           (a) Take any action to amend their charter documents, bylaws or operating agreements;

                           (b) Issue any stock, bonds, limited liability interests, or other company securities or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities, except for shares and LLC interests issued to Company employees as bonuses;

                           (c) Incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

                           (d) Except for transactions specifically described in and provided for in Schedule 3.4 hereto, declare or make any payment or distribution to its stockholders or members with respect to its stock or membership interests, or purchase or redeem any shares of its capital stock or membership interests;

                           (e) Mortgage, pledge, or subject to any lien, charge or other encumbrance any of their respective assets or properties;

                           (f) Except for transactions specifically described in and provided for in Schedule 3.4 hereto, sell, assign, or transfer any of their assets, except for inventory sold in the ordinary course of business;

                           (g) Cancel any debts or claims, except in the ordinary course of business consistent with past practice;

                           (h) Merge or consolidate with or into any corporation or other entity;

                           (i) Increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees other than increases in the ordinary course of business consistent with past practice;

                           (j) Make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due;

                           (k) Take or permit any act or omission constituting a material breach or material default under any contract, lease, indenture or agreement by which they or their properties are bound;

                           (l) Fail to operate their business and maintain their books, accounts and records in the ordinary course of business and maintain in good repair their business premises, fixtures, machinery, furniture and equipment, normal wear and tear excepted;

                           (m) Enter into leases, contracts or agreements with payments which exceed $3,500 per month in the aggregate for all such leases, contract and agreements for the Companies taken as a whole, other than those entered into in the ordinary course of business;

                           (n) Incur capital expenditures in excess of $25,000 in the aggregate for the Companies taken as a whole, except for capital expenditures for the new pharmacy in Miami developed in accordance with the Companies' past practices;

                           (o) Engage new employees with salaries in excess of $100,000 per annum in the aggregate for the Companies taken as a whole;

                           (p) Materially alter the terms, status or funding condition of any Employee Plan;

                           (q) Make any payments or distributions prohibited under Section 3.4(c), except only for such payments or distributions which are credited dollar for dollar against the Initial Payment pursuant to the provisions of Section 2.3(c); or

                           (r) Commit or agree to do any of the foregoing in the future.

                  6.3 COMPLIANCE WITH LAWS. Each of the Companies will comply in all material respects with all laws and regulations which are applicable to it or to the conduct of its business and will perform and comply in all material respects with all material contracts, commitments and obligations by which they are bound.

                  6.4 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES. Neither the Representative or any of the Companies will take any actions which would result in any of the representations or warranties set forth in Section 3 hereof being untrue.

                  6.5 CONTINUING OBLIGATION TO INFORM. From time to time prior to the Closing Date, the Representative will deliver or cause to be delivered to the Buyer supplemental information concerning material events subsequent to the date hereof.

                  6.6 REPORTS; TAXES. The Companies will duly and timely file all reports and returns required to be filed with federal, state, local and foreign authorities and will promptly pay all federal, state, local and foreign taxes, assessments and governmental charges levied or assessed upon them or any of their properties through the day before the Closing Date (unless contesting such in good faith and adequate provision has been made therefor).

                  6.A. ACCESS TO BOOKS AND RECORDS. The Buyer covenants and agrees that it will allow the Representative to have access for any reasonable purpose to all books and records of the Companies relating to matters occurring on or before the Closing Date delivered by or on behalf of the Companies or the Representative to the Buyer. The Buyer will give the Representative thirty (30) days' written notice before it destroys or otherwise disposes of any such books and records. Upon receipt of such notice, the Representative may notify the Buyer that it wishes to take possession of such books and records within such thirty (30) day period, and the Buyer will deliver such books and records to a location designated by the Representative. Buyer shall be free to destroy or dispose of any such books or records without obligation to the Companies or the Representative after the expiration of any time period required by law or regulation for the retention of such books and records, including any applicable statute of limitations.

         Buyer will indemnify the Companies against any actual damages suffered by the Companies as a result of the intentional destruction or disposal by Buyer of such records other than as permitted hereunder; provided that the Companies and the Representative must use all reasonable efforts to mitigate or reduce any such damages and cooperate with Buyer to such end. In any event, Buyer shall have no liability if it maintains such records with the same standard of care a company that operates pharmacies similar to those operated by the Companies would reasonably be expected to follow.

         7. CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

                  7.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE REPRESENTATIVE AND THE COMPANIES; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the Representative and the Companies in Sections 3 and 13 of this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes expressly permitted by the terms hereof or consented to in writing by the Buyer. The Representative and the Companies shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the Closing Date.

                  7.2 PERFORMANCE BY THE REPRESENTATIVE AND THE COMPANIES. At the Closing, the Representative and each Company shall have delivered to the Buyer a certificate signed by the Representative and the President and Chief Financial Officer of each Company as to each of their compliance with Section
7.1 hereof.

                  7.3 APPROVALS; CONSENTS; LICENSES AND PERMITS. The consents and approvals listed on Schedule 3.21 shall have been obtained and Buyer shall have obtained such licenses and permits as are necessary for Buyer to operate the Business in the locations where it is presently conducted, or Buyer shall have received assurances reasonably satisfactory to it that it shall obtain such consents and approvals and licenses and permits and shall have made arrangements reasonably satisfactory to it to operate until the consents, approvals or licenses and permits, as the case may be, are obtained.

                  7.4 ADVERSE PROCEEDINGS No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

                  7.5 UPDATED SCHEDULES. The Companies and Representative shall have delivered to the Buyer a set of Schedules to this Agreement, updated through the Closing (it being understood, however, that this Agreement is entered into on the basis of the Schedules attached hereto and, therefore, that the changes made or new matters disclosed in the updated Schedules which are not corrected prior to Closing may constitute breaches of the representations and warranties made by Representative and the Companies hereunder).

                  7.6 EMPLOYEES. Buyer shall have entered into employment agreements or reached other arrangements satisfactory to Buyer for the employment by Buyer of Perry Anderson and of other employees of Seller deemed significant by Buyer. In this connection, Buyer agrees that it will offer Perry Anderson and such other employees of Seller employment at a salary at least equal to the salary presently paid by the Companies to each such individual, plus the standard benefits package provided by Chronimed Inc. to its employees.

                  7.7 OPINION OF COUNSEL. Buyer shall have received an opinion of Blackwell Sanders Matheny Weary & Lombardi L.C., counsel to the Company dated the Closing Date and addressed to Buyer substantially in the form of Schedule 7.7.

                  7.8 CLOSING DELIVERIES. The Buyer shall have received at or prior to the Closing such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

                           (a) Bill of Sale, Assignments, certificates of title, and other instruments of conveyance reasonably requested by Purchaser;

                           (b) Assignment of all Sellers' right, title and interest to the trade name "Statscript";

                           (c) A current certified search showing all financing statements on file against the Assets, together with appropriate releases or termination statements for any security interests in the Assets;

                           (d) Such certificates of the Companies' officers and of the Representative and such other documents evidencing satisfaction of the conditions specified in this Section 7 as the Buyer shall reasonably request;

                           (e) Certificates of the Secretaries of State of the States of Missouri, Illinois, Texas, Florida and Arizona as to the legal existence and good standing (including tax) of the respective Companies in those states;

                           (f) Certificates of the Secretaries of each Company attesting to the incumbency of the Company's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 3.1;

                           (g) Where required by the applicable Lease, consent to assignment and/or estoppel certificates from each lessor from whom a Company leases real or personal property consenting to the acquisition of the Assets by and assignment of the Lease to, as the case may be, by the Buyer and the other transactions contemplated hereby, and representing that there are no outstanding claims against such Company under such Lease;

                           (h) A cross receipt executed by the Buyer, the Representative and the Companies; and

                           (i) All other items or documents necessary or reasonably appropriate hereunder.

                  7.9 ADVERSE DEVELOPMENT. Since the date of execution of this Agreement, there shall have been no developments in the Business, operations, or financial performance of Seller, or in or to the Assets, which are not corrected prior to Closing and which would have a material adverse effect on Seller, the Assets, or on the Business, Seller's operations, or the financial performance of the Business.

                  7.10 BOARD APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of Buyer's parent company, Chronimed Inc. As part of such approval, the Chronimed Board may require a fairness opinion from a firm retained by Chronimed, which the Board will use best efforts to obtain on or before June 18, 1996.

         8. CONDITIONS TO OBLIGATIONS OF THE COMPANIES AND THE REPRESENTATIVE. The obligations of the Companies and the Representative under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Representative, who shall have the power and authority to bind all of the Companies and the Representative:

                  8.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE BUYER; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Representative. The Buyer shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

                  8.2 CORPORATE PROCEEDINGS. All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

                  8.3 APPROVALS; CONSENTS. The consents and approvals listed on
Schedule 4.4 shall have been obtained.

                  8.4 ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

                  8.5 CLOSING DELIVERIES. The Companies shall have received at or prior to the Closing such documents, instruments or certificates as the Representative may reasonably request including, without limitation:

                           (a) Such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 8 as the Representative shall reasonably request;

                           (b) A certificate of the Secretary of State of the State of Minnesota as to the legal existence and good standing (including tax) of the Buyer in such state;

                           (c) A certificate .of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 4.1;

                           (d) An opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A., dated the Closing Date and addressed to each of the Companies and the Representative substantially in the form of Schedule 8.5;

                           (e) Payment of the Purchase Price in the manner described in Section 2.3; and

                           (f) A cross receipt executed by the Buyer, the Representative and the Companies.

                  8.6 OTHER SHAREHOLDERS. The Representative shall have received satisfactory assurances that the other shareholders of Stat Script, Inc. either have not engaged a broker or finder to sell the assets or stock of the Companies or that the Representative and the Companies shall be indemnified therefor; provided, however, that if the Companies and the Representative propose to use this Section 8.6 as a condition to prevent their closing the transactions contemplated hereunder, Buyer can agree that the phrase "on behalf of a stockholder or a member of the Companies" is deleted from the final sentence of
Section 13.1, whereupon the condition in this Section 8.6 shall be of no further force and effect.

         9. INDEMNIFICATION.

                  9.1 BY THE REPRESENTATIVE AND THE COMPANIES. Each of the Companies and the Representative hereby jointly and severally indemnifies and holds harmless the Buyer, from and against all claims, damages, losses, liabilities, and reasonable costs and expenses (collectively, the "Losses") in connection with each of the following (a "Breach of Warranty"):

                           (a) Any material misrepresentation or material breach of any representation or warranty made in Sections 3 or 13 of this Agreement that is not corrected prior to Closing;

                           (b) Any material breach of any covenant, agreement or obligation of the Representative or a Company contained in this Agreement; and

                           (c) Any liability or obligation of any Company incurred prior to the Closing Date which is not assumed by Buyer as provided herein;

provided, however, that the Representative and the Companies shall not be liable for any Losses for Breach of Warranty hereunder except for that portion of such Losses, if any, that exceeds $150,000 in the aggregate for the Companies taken as a whole; and provided further, that the total liability, if any, for Losses for Breach of Warranty which exceed $150,000 pursuant to this Section 9.1 shall be limited to an amount not to exceed $500,000 in the aggregate for the Companies taken as a whole. Subject to the limitations set forth in this Section 9.1, any claim for indemnification by Buyer may be offset against any amounts owed by Buyer to any of Seller. Any such offset shall be without prejudice to Seller's right to contest the claim. Wherever Buyer exercises such right of offset, Seller, by notice delivered to Buyer, can require that the amount offset be paid by Buyer to an independent third party escrow agent to be held by such third party escrow agent until the claim is finally resolved, or until Buyer and Seller agree upon the disposition of the funds held in escrow.

                  9.2 BY THE BUYER. The Buyer hereby indemnifies and holds harmless the Stockholders, the Members and the Companies, from and against all Losses in connection with each of the following (a "Breach of Warranty "):

                           (a) Any material misrepresentation or material breach of any representation or warranty made by the Buyer in this Agreement; and

                           (b) Any material breach of any covenant, agreement or obligation of the Buyer contained in this Agreement;

provided, however, that, except only for the Buyer's obligation to pay the Purchase Price if the Closing occurs hereunder, the Buyer shall not be liable for any Losses for Breach of Warranty hereunder except for that portion of such losses if any that exceeds $150,000 in the aggregate; and provided further, that the total liability, if any, for Losses of Breach of Warranty which exceed $150,000 pursuant to this Section 9.2 shall be limited to an amount not to exceed $500,000 in the aggregate.

                  9.3 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under this Section 9, the party seeking indemnification (the "Indemnified Party"), shall promptly, and in any case no later than fifteen (15) days after the facts constituting the basis for such claim are known to the Indemnified Party, notify the Representative or the Buyer, as the case may be, of the claim and the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, such consent not to be unreasonably withheld, of the Representative, who shall have the power and authority to bind all of the Companies and the Representative, or the Buyer, as the case may be.

                  9.4 DEFENSE BY THE REPRESENTATIVE. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Buyer, the Representative, at the sole cost and expense of the Companies and the Representative, may, upon written notice to the Buyer, assume the defense of any such claim or legal proceeding. If the Representative assumes the defense of any such claim or legal proceeding, the Representative shall select counsel reasonably acceptable to the Buyer to conduct the defense of such claim or legal proceeding and, at the sole cost and expense of the Companies and the Representative shall take all steps necessary in the defense or settlement thereof. The Representative shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld. The Buyer shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Representative does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date such claim is made:
(a) the Buyer may defend against such claim or litigation in such manner as it may deem appropriate, but may not settle such claim or litigation without the prior written consent of the Representative, which consent shall not be unreasonably withheld, and (b) the Representative shall be entitled to participate in (but not control) the defense of such action, with its counsel and at the expense of the Companies and the Representative.

                  9.5 SURVIVAL OF REPRESENTATIONS; CLAIMS FOR INDEMNIFICATION.

                           (a) The representations and warranties made by the Companies and the Representative in Sections 3 and 13 shall survive the Closing Date for a period of one year.

                           (b) The representations and warranties made by the Buyer in Section 4 of this Agreement shall survive the Closing Date for a period of one year; provided, however, that the Buyer's obligation to pay the Purchase Price shall not terminate until paid in full; and provided further that Buyer's indemnification under Section 6.A shall be limited only as set forth in Section 6.A and Buyer's indemnification under Section 10.5 shall not terminate.

                           (c) Where a claim for breach of a representation or warranty is made in writing before expiration of the time period applicable under the foregoing provisions, such claim can be pursued until it is finally resolved.

         10. POST-CLOSING AGREEMENTS. The Representative and each of the Companies agrees that from and after the Closing Date:

                  10.1 PROPRIETARY INFORMATION. The Representative and each of his affiliates (as such term is defined in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) (individually, an "Affiliate" and collectively, "Affiliates") and each of the Companies shall hold in confidence and shall use all reasonable efforts to have all officers, directors and personnel who continue after the Closing to be employed by the Representative or any Affiliate thereof or any of the Companies to hold in confidence all knowledge and information of a secret or confidential nature with respect to the business of the Companies and not to disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Representative.

                  10.2 NON-COMPETITION AGREEMENT.

                           (a) For a period of three years after the Closing Date, the Representative shall not, directly or indirectly, whether as an owner, manager, employee, agent or otherwise, except as an officer or employee of the Buyer, engage anywhere in North America in any business competitive with the business of the Companies as conducted on the Closing Date. The Buyer hereby acknowledges that the Representative's engagement in the business of either (i) viatical settlements or (ii) the repackaging of biotech drugs for sale to retailers in which Representative has no interest, direct or indirect, shall not be deemed competitive with the business of the Companies in violation of this Section 10.2. For these purposes, engaging in the retail pharmaceutical business or mail order sales of pharmaceuticals to retail patients shall be deemed a competitive business.

                           (b) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this
         Section 10.2 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Representative agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any breach of this non-competition provision.

                  10.3 THE PLAN. In terminating the Plan, Seller shall use reasonable efforts to comply with requests reasonably made by Buyer to address the interests of the employees covered by the Plan, including providing 100 percent vesting for all employees covered by the Plan, and using reasonable efforts to terminate and make distributions from the Plan on a timely basis, and including, if appropriate, cooperating in a roll-over to Buyer's 401(k) Plan if this is the best interest of the employees.

                  10.4 NAME CHANGE.

                           (a) After the Closing hereunder, Buyer may deliver written notice to Seller that Buyer wishes the names of all of the Companies to be changed so that such names do not include the word "Statscript" or any other word similar thereto. Promptly after receipt of such notice, Seller shall either change the names of the Companies to comply with such request or shall liquidate any Company which includes the name, with the choice to be at the election of Seller. Seller shall coordinate such actions with Buyer as reasonably requested by Buyer so as to insure Buyer's rights to the name "Statscript".

                           (b) The Buyer agrees that the Representative may refer to himself orally and in printed materials, or electronic media as the former owner of the Companies.

                  10.5 USE OF SELLER'S ENTITIES LICENSES, AGREEMENTS, ETC., POST CLOSING; INDEMNIFICATION. The parties understand that if Closing is held on July 1, as scheduled, Buyer may not have received all licenses and permits it requires to operate the Business, and that assignments of all leases and contracts, together with required consents, (or in the alternative Buyer entering into new leases or contracts in its own name to replace leases or contracts to which the Companies are party) may not be completed. Seller therefore agrees that after Closing, until the earlier of 90 days after Closing Date or such time as all actions (the "Transfer Actions") have been completed to permit Buyer to operate the Business in its own name, Buyer shall be permitted to utilize (i) Seller's material licenses and permits as permitted by federal, state and local law and regulation; (ii) Seller's material leases and material contracts which have not been assigned to or replaced by Buyer where the terms of the lease or contract so permit; and (iii) other material items of Seller which have not yet been transferred to Buyer. In connection therewith, if reasonably required by Buyer, Buyer can operate in the name of the appropriate Company or Companies. All such utilization and operation by Buyer shall be at Buyer's sole expense and responsibility, and, correspondingly, Buyer shall be entitled to receive all revenues and profits from such operations as well as being responsible for losses, if any, incurred in such operations. Buyer shall provide Seller with a Certificate of Insurance showing Seller as an additional named insured for matters governed by this Section 10.5 under Buyer's liability insurance, which shall be in an amount of not less than $1,000,000 per occurrence.

         Buyer shall have such rights until (i) with the exercise of reasonable diligence by Buyer and reasonable assistance from Seller, the Transfer Actions are completed, or (ii) ninety (90) days after Closing, whichever is earlier. In furtherance of the foregoing, Seller shall execute such documents as are reasonably requested by Buyer, including letter agreements or other agreements for each pharmacy relating to use of the pharmacy's license, the pharmacy's NABP number, the pharmacy's DEA license, and the pharmacy's third-party payor arrangements, as permitted by law or the contract as applicable.

         Buyer agrees to indemnify and hold harmless Seller and each of Seller from and against all claims, damages, losses, liabilities and reasonable costs and expenses (collectively the "Losses") which Seller, or any of Seller may suffer or incur as a result of Buyer's utilization and operations pursuant to this Section. This indemnification is unlimited as to amount and survivability; therefore, the $150,000 deductible and the $500,000 cap on indemnification provided in Section 9.2 shall not apply to any payments required pursuant to this indemnification, nor shall any payment made pursuant to this indemnification count against either the $150,000 deductible or the $500,000 cap set forth in Section 9.2.

         11. TERMINATION OF AGREEMENT; OPTION TO PROCEED; DAMAGES.

                  11.1 TERMINATION BY LAPSE OF TIME. This Agreement shall terminate at 5:00 p.m., Kansas City, MO local time, on July 30, 1996, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of the Buyer and the Representative.

                  11.2 TERMINATION BY AGREEMENT OF THE PARTIES. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Companies or the Representative under this Agreement, and the Companies or the Representative shall have no further obligation or liability to the Buyer under this Agreement.

                  11.3 AVAILABILITY OF REMEDIES AT LAW. In the event this Agreement is terminated by the Buyer or the Representative, pursuant to the provisions of this Section 11, the parties hereto shall have available to them all remedies afforded to them by applicable law.

         12. DISPUTE RESOLUTION.

                  12.1 GENERAL. In the event that any dispute should arise between the parties hereto with respect to any matter covered by this Agreement, the parties hereto shall resolve such dispute in accordance with the procedures set forth in this Section 12; provided, however, that if such dispute relates to the determination of the amount of the Contingent Payment, the procedures set forth in Section 2.4 hereof shall be the exclusive means of resolving such dispute.

                  12.2 CONSENT OF THE PARTIES. In the event of any dispute between the parties with respect to any matter covered by this Agreement, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within thirty (30) calendar days after the commencement of efforts to resolve the dispute, the dispute will be submitted to arbitration in accordance with Section 12.3 hereof.

                  12.3 ARBITRATION.

                           (a) Either the Buyer or the Representative may submit any matter referred to in Section 12.2 hereof to arbitration by notifying the other party hereto in writing of such dispute. Within ten days after receipt of such notice, the Buyer and the Representative shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such ten-day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be an employee, consultant, officer, director, stockholder or member of any party hereto or any Affiliate of any party to this Agreement.

                           (b) Within fifteen (15) days after the designation of the arbitrator, the arbitrator, the Buyer and the Representative shall meet, at which time the Buyer and the Representative shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

                           (c) The arbitrator shall set a date for a hearing, which shall be no later than thirty (30) days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by the Buyer and the Representative. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

                           (d) The arbitrator shall use his best efforts to rule on each disputed issue within thirty (30) days after the completion of the hearings described in paragraph (c) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto.

                           (e) The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys' fees incurred in connection with the arbitration. The non-prevailing party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration. If the Representative is the nonprevailing party, the Representative shall pay such fees, costs and expenses.

                           (f) Any arbitration pursuant to this Section 12.3 shall be conducted in Des Moines, Iowa. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the States of Missouri and Minnesota for purposes of the enforcement of any arbitration award.

         13. BROKERS.

                  13.1 FOR THE COMPANIES AND THE REPRESENTATIVE. The Representative and the Companies each represents and warrants jointly and severally that, other than George K. Baum & Company, no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Representative and the Companies agree to pay all fees, expenses and other compensation owed to George K. Baum & Company. Each Company and the Representative jointly and severally agree to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Companies, on behalf of a stockholder or a member of the Companies or on behalf of the Representative.

                  13.2 FOR THE BUYER. The Buyer agrees to pay all fees, expenses and compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Buyer agrees to indemnify and hold harmless the Companies and the Representative against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

         14. NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telecopy, recognized overnight delivery service, or registered or certified mail, postage prepaid, addressed as follows, or to such other address of which the parties may have given notice:

To the Buyer:             Chronimed Inc.
                          Suite 250, Ridgedale Office Center
                          13911 Ridgedale Drive
                          Minnetonka, Minnesota  55305
                          Attn:  Norman A. Cocke
                          Senior Vice President and Chief Financial Officer

With a copy to:           Gray, Plant, Mooty, Mooty & Bennett, P.A.
                          3400 City Center
                          33 South Sixth Street
                          Minneapolis, Minnesota  55402
                          Fax: (612)333-0066
                          Attn:  John E. Brower, Esq.
To the Companies and
the Representative:       Phillip D. Short
                          10401 Holmes Road, Suite 320
                          Kansas City, Missouri 64131
                          Fax: (816)941-3539

With a copy to:           Blackwell Sanders Matheny Weary
                           & Lombardi L.C.
                          Two Pershing Square, Suite 1100
                          2300 Main Street
                          P.O. Box 419777
                          Kansas City, Missouri 64141-6777
                          FAX: (816)274-6914
                          Attention: John K. Brungardt, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, by telecopy with confirmation of receipt, or by recognized overnight delivery service, or
(b) three business days after being sent, if sent by prepaid registered or certified mail.

         15. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Representative and the Companies, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer, the Companies or the Representative from any obligation or liability under this Agreement.

         16. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and all Schedules hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. This Agreement may be amended only by a written instrument executed by the Buyer and the Representative.

         17. SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

         18. EXPENSES. Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Companies and the Representative, on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby. Each Company shall be responsible for payment of all sales or transfer taxes arising out of the conveyance of the Assets owned by such Company.

         19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

         20. SECTION HEADINGS. The section headings are for convenience of reference only and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

         21. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                                     CHRONIMED HOLDINGS INC.


                                     By:
                                     Name:
                                     Title:


                                     STATSCRIPT MANAGEMENT SERVICES, INC.


                                     By:
                                     Name:
                                     Title:


                                     STAT SCRIPT, INC.


                                     By:
                                     Name:
                                     Title:


                                     OAKLAWN PHARMACY, INC.


                                     By:
                                     Name:
                                     Title:


                                     PRESTON CENTER PHARMACY, INC.


                                     By:
                                     Name:
                                     Title:


                                     MESA PHARMACY, INC.


                                     By:
                                     Name:
                                     Title:


                                     CHICAGO PHARMACY, LLC


                                     By:
                                     Name:
                                     Title:


                                     NORTH AVENUE PHARMACY, LLC


                                     By:
                                     Name:
                                     Title:


                                     HOUSTON PHARMACY, INC.


                                     By:
                                     Name:
                                     Title:


                                     FORT LAUDERDALE PHARMACY, INC.


                                     By:
                                     Name:
                                     Title:


                                     REPRESENTATIVE:



                                     PHILLIP D. SHORT, for himself and as
                                       Representative of the Companies


                           GUARANTY BY CHRONIMED INC.

         The undersigned, being the sole shareholder of the Buyer under the foregoing Acquisition Agreement (the "Agreement") hereby guarantees (i) payment in full by Buyer of the Purchase Price (as defined in the Agreement) due under the Agreement in accordance with and subject to the terms and conditions of the Agreement and (ii) the accuracy of all representations and warranties of Buyer and the performance by Buyer of all covenants, agreements and obligations made under or pursuant to the Agreement. The effectiveness of this Guaranty is subject to the approval of the undersigned's Board of Directors being obtained as provided in the Agreement, with the meeting for such approval being scheduled for June 18, 1996. Upon such approval of the undersigned's Board being obtained, this Guaranty shall be in full force and effect.

         This Guaranty is a direct and immediate guarantee of payment and not of collectability, and is in no way conditional or contingent upon any attempt to collect from Buyer. However, it is understood that any claims or defenses that Buyer may have under or in connection with the Agreement shall also be available to the undersigned under this Guaranty. The undersigned expressly waives presentment, demand, notice of nonpayment, protest and notice of protest and acceptance of this Guaranty.

         This Guaranty shall be governed, enforced and construed according to the laws of the State of Missouri.

         IN WITNESS WHEREOF, the undersigned has executed this Guaranty this ____ of June, 1996.

                                               CHRONIMED INC.


                                               By_________________________
                                               Its_________________________




                                LIST OF SCHEDULES

Schedule I            Companies, Stockholders and Members
Schedule II           Purchase Price Allocation
Schedule 1.4          List of Equipment
Schedule 3.3A         Title
Schedule 3.4 Permitted Payments, Tax Distribution Amount; Distributions and Payments That Adjust Purchase Price
Schedule 3.5          Liabilities
Schedule 3.6          Litigation
Schedule 3.7          Insurance
Schedule 3.8          Personal Property
Schedule 3.10         Real Property Leases
Schedule 3.11         Tax Matters
Schedule 3.13         Contracts
Schedule 3.14         Permits
Schedule 3.15         Employees
Schedule 3.16         Employee Plans
Schedule 3.17         Material Changes
Schedule 3.18         Suppliers
Schedule 3.19         Bank Accounts
Schedule 3.20         Powers of Attorney
Schedule 3.21         Stockholder, Member and Company Approvals
Schedule 3.28         Materials
Schedule 3.29         Pricing
Schedule 4.4          Buyer Approvals
Schedule 7.7          Opinion of Counsel to the Companies
Schedule 8.5          Opinion of Counsel to Buyer and Chronimed Inc.

The Company has omitted the above schedules to the Acquisition Agreement and hereby agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.